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                                                                    EXHIBIT 99.1
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                                                      For Immediate Distribution


Engage Revises Guidance; Continues Investment in Growth of Business

ANDOVER, Mass., May 21, 2002 - Engage, Inc. (Nasdaq: ENGA), a leading provider of software solutions and services for advertisers, marketers and publishers, today announced preliminary results for the third fiscal quarter ended April 30, 2002, and separately announced it has received a proposal from its parent company, CMGI, Inc. (Nasdaq: CMGI), to acquire all of the outstanding publicly held shares of Engage.

Revenue for the third fiscal quarter of 2002 is estimated to be between $5.3 million and $5.6 million, compared to $6.1 million for the second fiscal quarter. On a cash basis Engage's 2002 third quarter net loss from continuing operations excluding amortization, restructuring costs and stock compensation is estimated to be between $7.2 million and $8.0 million, or approximately $0.04 per share, using a weighted average share count of $196.5 million, compared to $5.6 million for the second fiscal quarter, or $0.03 per weighted average share. Engage's third quarter cash basis net loss from continuing operations includes a charge of approximately $2.6 million related to the accrual of future lease costs for certain facilities that are no longer occupied by the company. The accrual is based upon total future lease costs under the facility lease, less estimated proceeds from possible subleasing arrangements that the Company may be able to enter into during future periods.

"Third fiscal quarter further reflected stabilization of our business despite a difficult economy," said Christopher Cuddy, president and CEO of Engage. "We continue to make significant progress in rebuilding the Company on many fronts, including several recent strategic hires, product development, marketing and sales initiatives. Based on our strong belief in Engage's growth opportunities, we continue to invest in the business to meet forecast demand and consequently are postponing our previously stated target of EBITDA profitability by end of fiscal fourth quarter 2002 as we feel it would adversely affect the business at this time."

Final results for the third fiscal quarter ended April 30, 2002 will be reported in mid-June.

Engage also announced today that it has received a proposal from CMGI to acquire all of the outstanding publicly held shares not already held by CMGI. CMGI currently owns approximately 75% of Engage's outstanding common stock. Each publicly held share of Engage common stock would be exchanged for .2286 of a share of CMGI common stock under the proposal. The offer represents a value of $0.24 per share of Engage common stock, which represents a premium of 20% over the closing price of Engage common stock based on the closing price on the Nasdaq National Market of CMGI common stock and Engage common stock on May 20, 2002. The final terms of acquisition by CMGI, if any, will be based on negotiations

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between Engage and CMGI. Engage's Board of Directors intends to appoint a
Special Committee of independent members of the Board to evaluate and negotiate the proposed offer. It is expected that the Special Committee will retain an independent financial advisor and independent counsel to assist it in evaluating the proposal.

About Engage, Inc.

Engage, Inc. (Nasdaq: ENGA) is a leading provider of software solutions and services for advertisers, marketers and publishers. Engage's digital asset management and workflow automation software enables the creation, production and delivery of marketing and advertising content more quickly and efficiently, increasing time-to-market advantages, boosting productivity and ultimately driving higher ROI from marketing programs and advertising campaigns. The company's Internet ad management business platform powers the effective and efficient design and delivery of online campaigns for web publishers who are competing for advertising revenue in a rapidly evolving medium. A majority-owned operating company of CMGI, Inc. (Nasdaq: CMGI), Engage is headquartered in Andover, Massachusetts, with European headquarters in London and offices worldwide. For more information on Engage, please call 877-U ENGAGE or visit www.engage.com.

Information Regarding Forward-Looking Statements

This press release contains forward looking statements. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements and include statements regarding our expected revenue, our expected net loss from continuing operations and our ability to reach EBITDA profitability. Such statements are based on our current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements. Such factors and uncertainties include, but are not limited to, our ability to accurately estimate our financial results, our ability to reduce expenses and to increase sales of our product offerings, the impact of competition within our industry, our long sales and implementation cycle, our current debt obligations and our need to obtain future financing. Such factors and uncertainties also include, those set forth in "Factors that may Effect Future Results and Market Price of Stock" in our Form 10-K for the fiscal year ended July 31, 2001 filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and we undertake no duty or obligation to update any forward-looking statements in light of new information or future events, unless required by law.

Investor Relations Contact:

Melissa Jaffin
Morgen-Walke Associates
212-850-5600
mjaffin@morgenwalke.com